UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported):  December 18, 2023
vTv Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37524	47-3916571
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
3980 Premier Drive, Suite 310
High Point, NC 27265
(Address of principal executive offices)
(336) 841-0300
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	VTVT	Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement
On December 18, 2023, vTv Therapeutics LLC (“vTv LLC”), a controlled subsidiary of vTv Therapeutics Inc. (the “Company”), received notice from Hangzhou Zhongmei Huadong Pharmaceutical Co., Ltd. (“Huadong”) of their intent to terminate the License Agreement between vTv LLC and Huadong, dated as of December 21, 2017, as amended January 14, 2021 (the “Agreement”). The termination of the Agreement will not be effective until after both parties negotiate and finalize a termination agreement, to be completed at a future date.
Under the Agreement, the Company granted Huadong an exclusive license in China and certain other Pacific Rim countries, including Australia and South Korea (collectively, the “Territory”) to the vTv LLC patent rights and know-how for vTv’s glucagon-like peptide-1 receptor agonist compound, TTP273, for all therapeutic uses in humans or animals within the Territory. Under the Agreement terms, Huadong also granted vTv LLC certain rights and license to Huadong’s patent rights, know-how and Huadong’s interest in joint intellectual property relating to TTP273. In its notice to the Company, Huadong indicated that it had decided to discontinue further development of TTP273.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 18, 2023, Chandresh Harjivan resigned as a member of the board of directors (the “Board”) of the Company to pursue other opportunities. Mr. Harjivan’s resignation was not because of a disagreement on any matter relating to the Company’s operations, policies or practices.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VTV THERAPEUTICS INC.

By:	/s/ Paul J. Sekhri
Name:	Paul J. Sekhri
Title:	President and Chief Executive Officer
Dated: December 22, 2023